EXHIBIT 99.3

                            ASSET PURCHASE AGREEMENT

                                 by and between

                           UNITED NATURAL FOODS, INC.

                                       and

                     BLOOMING PRAIRIE COOPERATIVE WAREHOUSE

                          Dated as of September 4, 2002

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("this Agreement") is entered into as of September 4, 2002, by and between BLOOMING PRAIRIE COOPERATIVE WAREHOUSE, an Ohio cooperative ("Seller"), and UNITED NATURAL FOODS, INC., a Delaware corporation ("Buyer").

                                    RECITALS

      Seller owns certain assets used in the conduct of its Business (as defined below). Buyer desires to purchase and assume from the Seller, and the Seller desires to sell and assign to the Buyer, substantially all of the assets and certain of the liabilities of the Business, on the terms and subject to the conditions of this Agreement.

      NOW, THEREFORE, the parties, for the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Certain Defined Terms. As used in this Agreement, the terms below will have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

      "Accounting Firm" means McGladrey & Pullen, LLP, or its successors or assigns.

      "Affiliate" will have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations under that Act.

      "Assets" means all of Seller's right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used or usable in connection with, or related to, the Business, wherever located, including without limitation, all of Seller's right, title and interest in and to the following:

      (a) all rights under all Contracts (including rights to any customer deposits relating to Contracts) and Leases;

      (b) all Real Estate and all leasehold improvements relating to the Business;

      (c) all Fixtures and Equipment;

      (d) all Inventory;

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      (e) all accounts receivable of Seller with respect to the Business which remain unpaid as of the Closing Date (the "Receivables") and all prepaid expenses;

      (f) all Books and Records;

      (g) all Intellectual Property relating to the Business, including, without limitation, the right to use the name "Blooming Prairie Warehouse" and "Blooming Prairie Natural Foods";

      (h) all computer hardware and software relating to the Business;

      (i) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, purchasing records and all telephone and fax numbers related to the Business;

      (j) all transferable rights under or pursuant to all warranties, representations and guarantees made by suppliers (including all contractual or other rights of Seller to return inventory) in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets;

      (k) all obligations payable to Seller's subsidiary, Blooming Prairie Warehouse Development Fund, Inc. (the "Subsidiary") as of the open of business on the Closing Date, and all liens securing such obligations;

      (l) the Co-op Private Label Distribution Rights;

      (m) all cash and cash equivalents on hand or on deposit as of the open of business on Closing Date;

      (n) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products or services delivered by Seller in connection with the Business on or prior to the Closing Date;

      (o) all rights in connection with Seller's insurance policies, including without limitation worker's compensation insurance policies, and all rights in connection with Seller's Employee Benefit Plans (as hereinafter defined); and

      (p) all goodwill as a going concern;

but excluding from all of the foregoing the Excluded Assets and Nontransferable Assets.

      "Books and Records" means (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to the Business or to past, present or prospective customers or suppliers or personnel of the Business, (c) all past, present or prospective product, business and marketing plans relating to the Business, and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller in connection with the Business, but excluding the Excluded Assets.


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      "Business" means Seller's food warehousing and distribution business.

      "Closing Date" means October 10, 2002 or such other date as the parties may mutually determine.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations under the Code.

      "Deed" shall mean that certain warranty deed from Seller to Buyer conveying the Real Estate, in the form attached as Exhibit A.

      "Contract" means any agreement, contract, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, covenant-not-to-compete, employment agreement, license, instrument, obligation or commitment (a) to which Seller is a party, or
(b) by which it or any of the Assets is bound, and which relates to the Business or the Assets, whether oral or written, but excluding Leases.

      "Co-op Private Label" means the trademarks "CO OP", "CO-OP" and "THE CO-OP ADVANTAGE" and the related designs, including the United States trademark registrations and applications for registration with respect thereto.

      "Co-op Private Label Distribution Rights" means the rights of the Seller to distribute grocery store products bearing the Co-op Private Label as provided for in Section 1.01(d) of that certain Agreement dated as of July 10, 2001, by and between National Cooperative Grocers Association and the Seller.

      "Disclosure Schedule" means the schedules attached to this Agreement that set forth the exceptions to the representations and warranties contained in
Article IV of this Agreement, and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any schedule designated by a letter or number is a reference to the schedule designated by such letter or number that is included in the Disclosure Schedule. All documents, instruments and agreements referred to in the Disclosure Schedule are hereby incorporated into the Disclosure Schedule by this reference. Capitalized terms used but not defined in the schedules shall have the same meaning given to such terms in this Agreement.

      "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, respectively, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement.


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      "Excluded Assets" means, notwithstanding any other provision of this
Agreement to the contrary, the following assets of Seller that are not to be acquired by Buyer under this Agreement:

      (a) this Agreement and the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement and all rights of Seller under this Agreement and such documents, instruments and agreements;

      (b) Seller's corporate charter, original minute books, stock books, tax records and returns and other documents relating to the organization, maintenance and existence of Seller as a cooperative as well as comparable documents with respect to Seller's predecessors;

      (c) the Co-op Private Label (provided however, that the Assets shall include the Co-op Private Label Distribution Rights);

      (d) all personnel records and other records that Seller is required by law to retain in its possession;

      (e) all claims for refund of Taxes and other governmental charges of whatever nature;

      (f) the shares of stock in the Subsidiary;

      (g) the Seller's security interest in and right to offset against its Member Capital Accounts with respect to amounts owed by its members to the Seller; and

      (h) the properties, assets and rights described on Exhibit C hereto.

      "Financial Statements" means the audited consolidated balance sheets and related statements of operations, members' equity and cash flows of Seller and its Subsidiary for the twelve-month periods ended June 26, 2001 and June 25, 2002, together with any related notes.

      "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by Seller and used or usable in connection with the Business, including without limitation the property listed on Schedule 4.3.

      "GAAP" means United States generally accepted accounting principles, consistently applied.

      "Iowa City Assets" means the Real Estate and all furniture, fixtures and other personal property located therein and all leasehold and other improvements thereto.


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      "Intellectual Property" means all intellectual, industrial, and proprietary rights, whether domestic or foreign (including any associated goodwill) of Seller, including: (a) all trade secrets, confidential information, and know-how, including all technical, manufacturing, and engineering information, software, source code, data, new developments, designs, inventions, or ideas, and all related documentation, whether in hard copy or electronic format; (b) all words, symbols, icons, logos, or other indicia of origin adopted or used in connection with any product made or service provided in the Business, whether registered or unregistered, and all rights necessary to prevent unfair trading; (c) all applications and registrations related to, and all licenses and sub-licenses granted to or by third parties to use, any of the foregoing; (d) all telephone and telecopier numbers; and (e) all Internet addresses, domain names, web sites, and other Business addresses.

      "Inventory" means all raw materials, supplies, work in process and finished goods inventory of Seller with respect to the Business, and all of Seller's wrapping, supply and packaging items and similar items with respect to the Business, in each case whether on hand or in transit and wherever the same may be located.

      "Leases" means all leases, occupancy agreements, licenses and other agreements pursuant to which Seller occupies or has the right to use any real or personal property.

      "Material Adverse Effect" or "Material Adverse Change" means any effect or change in the condition (financial or otherwise), business, results of operations, prospects, assets, liabilities or operations of the business and/or the assets of a Person that is materially adverse to the condition (financial or otherwise), business, results of operations, prospects, assets, liabilities or operations of the business and/or the assets of such Person taken as a whole, or to the ability of such Person to consummate the transactions contemplated by this Agreement, or any event or condition that would, with the passage of time, constitute such an effect or change.

      "Member Capital Accounts" means the Seller's liability to its members with respect to membership deposits and allocated deferred patronage.

      "Nontransferable Assets" means those properties and assets of Seller or Seller's right, title and interest in and to properties and assets which are described on Exhibit D hereto and which, by their terms, are not transferable by the Seller to the Buyer.

      "Permitted Encumbrances" means (a) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of the Business for amounts not yet due or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established that are reflected on the Financial Statements or will be established and reflected on the Closing Date Balance Sheet, (b) liens for current taxes not yet due or any taxes being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established that are reflected on the Financial Statements or will be established and reflected in the Closing Date Balance Sheet, (c) with respect to the Real Estate, any Encumbrance which does not materially impair the marketability of the Seller's title thereto, including, but not limited to, building and zoning laws, reservation of any minerals or mineral rights to the applicable State, and utility and drainage easements, and (d) the Encumbrances set forth on Schedule 4.3 hereto.


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      "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other Person, necessary for the conduct of, or relating to the operation of, the Business.

      "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, foreign, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

      "Representative" means any officer, director, principal, agent, employee or other authorized representative of a specified Person.

      "Real Estate" means the real property and improvements located at 2340 Heinz Road, Iowa City, Iowa, more completely described in Exhibit A-1.

      "Tax" means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including related interest, penalties and additions.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

      Section 2.1. Transfer of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

      Section 2.2. Assumption of Liabilities; Exclusions. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer will execute and deliver to Seller an Assumption Agreement in substantially the form of Exhibit G hereto (the "Assumption Agreement") pursuant to which it will assume and agree to pay, perform and discharge in accordance with their terms the following, and only the following, debts, obligations and liabilities of Seller (the "Assumed Liabilities"):

      (a) all debts, liabilities and obligations of the Seller which are reflected in the Financial Statements to the extent the same remain unpaid at the Closing Date;

      (b) all debts, liabilities and obligations of the Seller arising or incurred in the ordinary course of business of the Seller between the date of the Financial Statements and the Closing Date;


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      (c) all debts, liabilities and obligations of the Seller which are to be reflected on the Closing Date Balance Sheet;

      (d) all debts, liabilities and obligations of the Seller arising under the Contracts and Leases;

      (e) all debts, liabilities and obligations of the Seller arising under the collective bargaining Agreement dated October 3, 2001, by and between the Seller and the Chauffeurs Teamsters and Helpers Local Union No. 238;

      (f) all debts, liabilities and obligations of the Seller arising under the Operating/Funding Agreement dated December 1, 2001, by and among, the Seller, the Subsidiary and NCB Development Corporation and all Participation Agreements entered into between the Subsidiary and NCB Development Corporation in connection therewith;

      (g) all debts, liabilities and obligations of the Seller to its employees with respect to vacation and sick leave, wellness benefits and paid time off accrued as of the Closing Date;

      (h) all debts, liabilities and obligations of the Seller arising under the Employee Benefit Plans and related policies and procedures identified on
Schedule 4.16 hereto; and

      (i) all debts, liabilities and obligations of the Seller described on
Schedule 2.2 hereto.

Except for the Assumed Liabilities, Buyer will neither assume nor have any responsibility for any other obligations or any liabilities or indebtedness of Seller of any kind, whether fixed, contingent, ascertainable or unascertainable, including without limitation: (a) litigation, (b) liabilities of Seller for warranty claims or quality related claims or product liability claims relating to products sold by Seller prior to the Closing Date, except to the extent of the reserve for product returns accrued as a liability on the Closing Date Balance Sheet (which reserve shall be determined in a manner consistent with the reserve for product returns contained in the Financial Statements), (c) the Member Capital Accounts, or (d) liabilities of the Seller arising under the Severance Agreement dated January 16, 1988, as amended (the "Singerman Severance Agreement"), by and between the Seller and K. Jesse Singerman (individually a "Excluded Liability" and collectively, the "Excluded Liabilities").

      Section 2.3. Transfer of Real Estate. Upon the terms and subject to the conditions contained in this Agreement, at the Closing Seller will convey, transfer, assign and deliver the Real Estate to Buyer by the Deed. Said Deed shall convey marketable title, subject only to:

      (a) such taxes as are not due and payable on the date of the delivery of such Deed;

      (b) non-monetary easements, restrictions and reservations of record as of the date hereof;


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      (c) Encumbrances and other exceptions to title as to which the Buyer waives its objections as provided for in Section 8.8; and

      (d) other Permitted Encumbrances.

      Section 2.4. Purchase Price; Payment.

      (a) For the sale, assignment, transfer and delivery to Buyer of the Assets, Buyer will provide consideration to the Seller in the form of (i) the assumption of the Assumed Liabilities, plus (ii) the payment of twenty-three million seventy thousand dollars ($23,070,000) (the "Cash Portion"), plus (iii) the "earn-out" provided for in Section 2.5, plus (iv) an amount equal to the Net Appraised Value (as hereinafter defined) of the Iowa City Assets. Within ten
(10) days of the execution and delivery of this Agreement, the Buyer and the Seller shall each appoint their own expert appraiser who shall each have at least ten (10) years of experience in appraising the fair market value of commercial real estate in and around Iowa City, Iowa (individually, a "Qualified Appraiser"). The Qualified Appraisers so appointed shall each give his, her or its opinion in writing as to the fair market value of the Iowa City Assets as of the date of this Agreement, which opinion shall be delivered to the parties within twenty (20) days of their respective appointment. If the higher of the two appraisals does not exceed the lower appraisal by more than five percent (5%), then the amount of the two appraisals shall be averaged together to determine the fair market value of the Iowa City Assets. However, if the higher appraisal exceeds the lower appraisal by more than five percent (5%), then the two Qualified Appraisers shall, within ten (10) days of the receipt of the last appraisal, select a third Qualified Appraiser who shall be instructed to give his, her or its opinion in writing as to the fair market value of the Iowa City Assets as of the date of this Agreement, which opinion shall be delivered to the parties within twenty (20) days of his, her or its appointment. The fair market value of the Iowa City Assets determined by the two initial Qualified Appraisers which is closest to the fair market value of the Iowa City Assets as determined by the third Qualified Appraiser shall be averaged with the fair market value of the Iowa City Assets as determined by the third Qualified Appraiser to determine the fair market value of the Iowa City Assets. For purposes of this Agreement, the "Net Appraised Value" of the Iowa City Assets shall be the fair market value of the Iowa City Assets as determined through the foregoing process of appraisal (provided, however that such fair market value shall not be less than four million five hundred thousand and No/100 Dollars ($4,500,000.00) nor more than five million three hundred thousand and No/100 Dollars ($5,300,000.00)) reduced by the unpaid principal balance and accrued interest due and payable on the mortgages encumbering the Real Estate as of the Closing Date).

      (b) The purchase price provided for in Section 2.4(a) hereof shall be paid as follows:

            (i) the Cash Portion shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds before 12:00 o'clock noon central standard time on the Closing Date to an account designated in writing by Seller;


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            (ii) the "Earn-Out" provided for in Section 2.5 hereof shall be paid as provided for therein;

            (iii) the Net Appraised Value of the Iowa City Assets shall be paid pursuant to the Seller's Promissory Note in the form attached hereto as Exhibit H (the "Promissory Note") which shall be executed by Buyer and delivered to Seller at the Closing; and

            (iv) the Escrow Deposit as provided for in Section 6.17.

      (c) At the Closing, Buyer shall prepay in full the entire unpaid principal balance and accrued interest due and payable on the mortgages encumbering the Real Estate.

      Section 2.5. Earn-out.

      (a) Buyer shall pay Seller an "earn-out" amount based upon operating margins attributable to the operation of the Business for the period commencing on the Closing Date and ending on the last day of the month closest to the first anniversary of the Closing Date (the "Earn-Out Period"), as follows:

      (b) Within ninety (90) days of the end of the Earn-Out Period, Buyer shall provide Seller (with appropriate supporting documentation) with its calculation of the "net sales" attributable to the Business for such period, as well as a calculation of the "operating margin" for the Business for such period.

      (c) For purposes of this Agreement, the "operating margin" for the Business with respect to the Earn-Out Period shall be calculated by dividing the earnings of the Business (calculated in accordance with GAAP) before interest, taxes, extraordinary items and any depreciation and/or amortization associated with the consummation of the transactions contemplated hereby for such period by the "net sales" attributable to the Business for such fiscal year.

      (d) The Buyer shall cause its auditors to calculate the "net sales" attributable to the Business for the Earn-Out Period in accordance with GAAP in a manner consistent with the calculation of the Seller's "net sales" as reflected on the Seller's audited financial statements at June 25, 2002.

      (e) The amount of the "earn-out" payable by Buyer to Seller shall be calculated by multiplying the sum of five hundred thousand and No/100 Dollars ($500,000.00) by the Percentage of Earn-Out set out below opposite the "Operating Margin" for the Business for the Earn-Out Period:

Operating Margin                    Percentage of Earn-Out
----------------                    ----------------------

3.00% or more but less than 3.50%               50%
3.50% or more but less than 3.75%               67%
3.75% or more but less than 4%                  84%
4% or more                                     100%


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      (f) Such earn-out amount will be paid by Buyer to Seller in immediate available funds within thirty (30) days of the final determination of the amount of the "earn-out" payable by Buyer to Seller hereunder. In the event any such "earn-out" is not paid by such date, the "earn-out" shall accrue interest at the rate of eight percent (8%) per annum from such date, until the amount of such "earn-out" is paid in full.

      (g) In calculating "net sales" and the "operating margin" for the Business, in order to make a fair comparison, Buyer shall not include sales which may be reported as part of the Business but which were actually made by Buyer's other operating units or locations, nor shall Buyer exclude any sales which could have been included as part of the Business but for Buyer's decision to report them as sales of Buyer's other operating units or locations.

      (h) The determination of Buyer's auditors with respect to "net sales" and "operating margin" for the Business for the Earn-Out Period shall be subject to review and audit by the Seller and its Representatives. To facilitate such review and audit the Buyer and its Representatives shall make their books and records, including work papers, available for review and inspection by the Seller and its Representatives. All calculations of "net sales" and "operating margin" for the Business shall be made in good faith and shall include any sales which the Buyer has diverted from the Business to another operating unit or location of the Buyer or any of its Affiliates. Without limiting the generality of the foregoing, expenses incurred during the Earn-Out Period which could not reasonably be expected to proportionately increase the "net sales" of the Business prior to the end of the Earn-Out Period, shall be excluded from the calculation of the "operating margin" of the Business.

      (i) Upon determining the "net sales" and "operating margin" for the Business for the Earn-Out Period, the Buyer's auditors shall promptly deliver its determination thereof together with all necessary supporting documentation to the Seller. Within twenty (20) days after the Seller receives such items, the Seller shall notify Buyer in writing of its acceptance of such determination of the "net sales" and "operating margin" or its good faith claim that such items are not accurate, setting forth in reasonable detail the basis for such claim. If notice of disagreement is not given within such twenty (20) day period, then the "net sales" and "operating margin" as determined by the Buyer's auditors shall be final and binding on all parties and shall be used for determining the amount of the "earn-out" payable hereunder. If Buyer makes a claim of disagreement within such twenty (20) day period, Seller and Buyer shall use commercially reasonable efforts to resolve their dispute and agree upon the "net sales", "Operating Margin" and the amount of the "earn-out" payable hereunder. If agreement cannot be reached within fifteen (15) days of Buyer making its claim, Buyer and Seller shall jointly retain Deloitte & Touche (or, if Deloitte & Touche is unable to perform, an independent certified public accounting firm mutually acceptable to the Buyer and Seller) to resolve the dispute. Such accounting firm shall resolve such dispute within thirty (30) days of its appointment and its decision shall be final and binding on all parties. The fees and charges of such accounting firm shall be paid one-half by Buyer and one-half by Seller.


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      Section 2.6. Other Purchase Price Adjustments.

      (a) Following the Closing, Seller and Buyer shall give appropriate written notice to Seller's account debtors that payment of the Receivables is to be remitted to Buyer. Seller authorizes Buyer to endorse checks payable to Seller for purpose of collection of Receivables. Following the Closing, the Seller shall promptly deliver to Buyer any checks it receives in payment of the Receivables. Notwithstanding any provision of this Agreement to the contrary, the Seller agrees to purchase from the Buyer at the face amount thereof those Receivables which remain uncollected ninety (90) days after the Closing Date and which are payable by the current or former members of the Seller; provided, however, in no event shall the Seller be required to pay to the Buyer with respect to any account receivable from a current or former member of the Seller which exceeds the amount of the Cash Portion which the Seller estimates in good faith that it will distribute to such member following the consummation of the transactions contemplated hereby. It is the intent of the parties hereto that in accordance with the Seller's Bylaws, the Seller will offset such repurchased Receivables owed by the current or former members of Seller against the amounts payable by the Seller to each such members as a result of the consummation of the transactions contemplated hereby or otherwise. To facilitate the implementation of the provisions contained in this section, the Buyer agrees that as funds are received on or after the Closing Date by the Buyer from the current or former members of the Seller, such funds shall be applied to the oldest Receivables first unless otherwise designated by the members paying the same.

      (b) As soon as reasonably practicable following the Closing Date, the Seller shall prepare and cause the Accounting Firm to compile a consolidated balance sheet of the Seller and the Subsidiary as of the close of business on the day prior to the Closing Date (the "Closing Date Balance Sheet"). Such Closing Date Balance Sheet shall be prepared in accordance with GAAP and the assets and liabilities will be presented as though the transaction contemplated herein had not yet occurred. In connection with the preparation of the Closing Date Balance Sheet, the Seller's inventory shall be valued in a manner consistent with the valuation of the Seller's inventory in connection with the preparation of the Financial Statements. Buyer agrees to cooperate fully with Seller and the Accounting Firm and to provide Seller and the Accounting Firm with access to all the Books and Records of Seller for purposes of compiling the Closing Date Balance Sheet. The Buyer and its accountants may review the work papers used in the preparation of the Closing Date Balance Sheet and the Seller will make available to the Buyer's accountants all work papers or other documents and information as may be reasonably requested. As soon as possible after the Closing, but in no event later than one hundred twenty (120) days after the Closing Date, the Accounting Firm shall deliver the Closing Date Balance Sheet to the Buyer and the Seller. Within twenty (20) days after the Accounting Firm delivers the Closing Date Balance Sheet to the parties, the Buyer shall notify Seller in writing of its acceptance of the Closing Date Balance Sheet and the items set forth therein or its good faith claim that one or more items set forth on the Closing Date Balance Sheet are not accurate,


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setting forth in reasonable the detail the basis for such claim. If notice of disagreement is not given within such twenty (20) day period, then the Closing Date Balance Sheet and the items set forth therein shall be final and binding on all parties and shall be used for determining the liabilities assumed by the Buyer and the adjustment in the Purchase Price hereinafter provided for. If Buyer makes a claim of disagreement within such twenty (20) day period, Seller and Buyer shall use commercially reasonable efforts to resolve their dispute and agree upon the content of the Closing Date Balance Sheet. If agreement cannot be reached within fifteen (15) days of Buyer making its claim, Buyer and Seller shall jointly retain Deloitte & Touche (or, if Deloitte & Touche is unable to perform, an independent certified public accounting firm mutually acceptable to the Buyer and Seller) to resolve the dispute. Such accounting firm shall resolve such dispute within thirty (30) days of its appointment and its decision shall be final and binding on all parties. The fees and charges of such accounting firm shall be paid one-half by Buyer and one-half by Seller. In the event the indebtedness of the Seller for borrowed money, including capitalized leases, reflected on the Closing Date Balance Sheet as finally accepted hereunder exceed Five Million Two Hundred Thirty-Two Thousand Dollars ($5,232,000), the Seller shall promptly pay to the Buyer in immediately available funds an amount equal to the excess. To ensure that the Seller has sufficient funds on hand to repay any such excess amount, the Seller agrees that it shall retain in its possession and not distribute to its members out of the Cash Portion at least Two Hundred Fifty Thousand Dollars ($250,000) for one hundred twenty (120) days after the Closing Date or, if earlier, the date the Closing Date Balance Sheet has been finalized as provided for herein.

      (c) With respect to the Real Estate, water and sewer use charges and real estate taxes which are not paid prior to the Closing Date shall be accrued as liabilities on the Closing Date Balance Sheet and assumed and paid by the Buyer as part of the Assumed Liabilities.

      Section 2.7. Closing Costs; Transfer Taxes and Fees. All costs and expenses of the preparation of the Closing Date Balance Sheet shall be split equally between the Buyer and the Seller. With respect to the Real Estate, documentary stamps and/or transfer stamps are to be paid by Seller. The fees and costs of recording or filing the Deed and all applicable conveyancing instruments shall be borne by Buyer. Any further documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets provided by this Agreement and any related deficiency, interest or penalty will be borne solely by Buyer. Except as otherwise specified in this Agreement, each party to this Agreement will pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. Without limiting the generality of the foregoing, Seller shall be responsible for all fees and expenses of The Food Partners. Each party shall bear the expense of its own Qualified Appraisal appointed pursuant to Section 2.4(a) and the parties shall evenly split the cost of the third Qualified Appraiser provided for therein.

      Section 2.8. Purchase Price Allocation. The purchase price will be allocated among the Assets as set forth on Exhibit B, which allocation shall be within classes or categories as provided in Section 1060 of the Code. Each of Buyer and Seller agrees that it will adopt and utilize the amounts so allocated for purposes of all federal, state and other tax returns filed by it and it will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any claim, in any litigation or otherwise with respect to such tax returns.

                                   ARTICLE III
                                     CLOSING

      Section 3.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will be at 10:00 a.m. local time on the Closing Date at the offices of Moss & Barnett, a Professional Association, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, or such other time or place as the parties may mutually determine, and will be effective as of the opening of business on the Closing Date.

      Section 3.2. Deliveries and Actions Taken at Closing.

      (a) Deliveries by Seller. Seller will, at Closing, deliver to Buyer:

            (i) good and sufficient bills of sale, assignments and other instruments of transfer to convey to Buyer good and merchantable title to the Assets, free and clear of all Encumbrances of any kind, except the Permitted Encumbrances;

            (ii) the Deed and a Declaration of Value and Groundwater Hazard Statement form appropriately signed;

            (iii) instruments evidencing the release of all Encumbrances on the Assets, other than Permitted Encumbrances;

            (iv) any third party consents listed on Schedules 4.7 and/or 4.22 hereto which the Seller may have obtained on or before the Closing Date;

            (v) a copy of Seller's Articles of Incorporation certified by the Secretary of State of the State of Ohio and dated within 20 days prior to the Closing Date;

            (vi) certificates of good standing of Seller issued by the Secretary of State of the States of Ohio, Iowa and Minnesota and of each other jurisdiction in which Seller is authorized to do business, in each case, dated within 20 days prior to the Closing Date;

            (vii) a copy of Seller's Bylaws certified by the Secretary of Seller and dated as of the Closing Date;

            (viii) copies of the resolutions and other requisite cooperative actions of Seller authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated such agreements, which copies shall have been certified by the Secretary of Seller and dated as of the Closing Date;

            (ix) an affidavit substantially in the form customarily required by title insurance companies operating in the State of Iowa concerning parties in possession and mechanic's liens (excluding liens arising from work performed by Buyer or its contractors) for the purpose of permitting such title insurance company to issue an owner's title policy without the standard exceptions for parties in possession and mechanic's liens;

            (x) a certificate confirming that the Seller is not a "foreign person" for purposes of Section 1445 of the Code; and

            (xi) with respect to the Subsidiary: (1) good and sufficient bills of sale, assignments and other instruments of transfer to convey to Buyer good and merchantable title to Subsidiary's assets, free and clear of all Encumbrances of any kind, except the Permitted Encumbrances; (2) a copy of Subsidiary's Articles of Incorporation certified by the Secretary of State of the State of Iowa and dated within 20 days prior to the Closing Date; (3) certificates of good standing of Subsidiary issued by the Secretary of State of the State of Iowa and of each jurisdiction in which Subsidiary is authorized to do business, in each case, dated within 20 days prior to the Closing Date; (4) a copy of Subsidiary's Bylaws certified by the Secretary of the Subsidiary and dated as of the Closing Date; and (5) copies of the resolutions and other requisite corporate actions of Subsidiary authorizing the execution and delivery of the documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Subsidiary of the transactions contemplated such agreements, which copies shall have been certified by the Secretary of Subsidiary and dated as of the Closing Date; and

            (xii) such other documents and instruments, including the certificate referred to in Section 8.2, as Buyer or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement.

      (b) Deliveries by Buyer. Buyer will, at Closing, deliver to Seller:

            (i) a wire transfer of immediately available funds in the amount of the Cash Portion;

            (ii) a copy of Buyer's Certificate of Incorporation certified by the Secretary of State of the State of Delaware and dated within 20 days prior to the Closing Date;

            (iii) certificates of good standing of Buyer issued by the Secretary of State of the State of Delaware and each other jurisdiction in which Buyer is authorized to do business, in each case, dated within 20 days prior to the Closing Date;

            (iv) a copy of Buyer's Bylaws, certified by the Secretary of Buyer and dated the Closing Date;

            (v) an executed copy of the Assumption Agreement;

            (vi) an executed copy of the Promissory Note;

            (vii) copies of the resolutions and other requisite corporate actions of Buyer authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement, and the consummation by Buyer of the transactions contemplated such agreements, which copies shall have been certified by the Secretary of Buyer and dated as of the Closing Date; and

            (viii) such other documents and instruments, including the certificate referred to in Section 7.1, as Seller or its counsel reasonably deems necessary to consummate the transactions contemplated hereby.

      (c) Form of Instruments. To the extent that a form of any document to be delivered under this Agreement is not attached as an Exhibit, such documents will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      Section 4.1. Organization and Qualification of Seller. Seller is a cooperative duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has full power and authority to conduct the Business as it is presently being conducted by Seller and to own and lease its properties and assets. Seller is duly qualified as a cooperative to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on Seller. Set forth on Schedule 4.1 is each jurisdiction in which Seller is qualified or licensed to do business as a foreign cooperative. True and complete copies of the Articles of Incorporation and Bylaws of Seller, and all amendments to those Articles of Incorporation and Bylaws have previously been provided to counsel for Buyer.

      Section 4.2. Authorization. Seller has all requisite cooperative power and authority, and has taken or will take on or before the Closing Date all cooperative action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly approved by the board of directors of Seller and, on or before the Closing Date, will be duly approved by the members of Seller. Except for the approval by the Seller's members of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, no other cooperative proceedings on the part of Seller are necessary to authorize this Agreement, or the other agreements, instruments, certificates and documents to be delivered by

Seller under this Agreement or the transactions contemplated by this Agreement. Subject to the Seller's members approving the execution and delivery of this Agreement and the other agreements, instruments, certificates and documents to be delivered by Seller, this Agreement and the other agreements, instruments, certificates and documents to be delivered by Seller have been (or, if to be executed or delivered after the date of this Agreement, will be) duly executed and delivered by Seller and are (or, when executed will be) legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

      Section 4.3. Assets.

      (a) Schedule 4.3 contains a complete list of all Fixtures and Equipment which have an individual net book value as of June 25, 2002, in excess of One Thousand and No/100 Dollars ($1,000.00).

      (b) Except as set forth in Schedule 4.3, Seller has, and upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire from Seller, good and marketable title to or a valid leasehold interest in all of the Assets, subject to no Encumbrance except for Permitted Encumbrances.

      (c) Except as set forth in Schedule 4.3, the Assets are in good working order, repair and condition (ordinary wear and tear excepted), have in all material respects been maintained in accordance with normal industry practice, are suitable for the purposes for which they are presently used.

      (d) The Assets together with the real and personal property leased by the Seller pursuant to the Leases, the Excluded Assets and Nontransferable Assets include all the assets necessary to operate the Business as currently conducted.

      Section 4.4. Facilities; Leases. Schedule 4.4 contains a complete list of all Leases which, by their terms, require aggregate payment by any party thereto in excess of $25,000 or which are expected to expire automatically or with notice more than one (1) year after the Closing Date (the "Material Leases"), true and correct copies of which have previously been delivered or made available to Buyer. All such Material Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any such Material Lease on the part of Seller. Seller has no knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any such Material Lease by any other party. Seller enjoys peaceful and undisturbed possession of all the leased real property covered by such Material Leases, and Seller has in all material respects performed all the obligations with respect thereto required through the date of this Agreement to be performed by it.

      Section 4.5. Contracts and Commitments.

      (a) Schedule 4.5 sets forth a true and correct list of each Contract and a summary of any oral Contract in each case which, by their terms, require aggregate payments by any party thereto in excess of $25,000 or which are expected to expire automatically or with notice more than one (1) year after the Closing Date (collectively the "Material Contracts"). True and complete copies of each Material Contract, including all related amendments, waivers and modifications, or where they are oral, true and complete written summaries, have been delivered or made available to Buyer by Seller. All such Material Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect.

      (b) Except as set forth on Schedule 4.5, Seller has fulfilled all obligations required pursuant to each Material Contract to have been performed by Seller on or before the date hereof, except where such non-fulfillment, individually or in the aggregate, would not have a Material Adverse Effect on the Seller, and Seller will be able to fulfill, when due, all of its obligations under the Material Contracts that are required to be performed after the date of this Agreement and prior to the Closing Date.

      (c) Except as set forth on Schedule 4.5, there has not occurred any default under any of the Material Contracts on the part of Seller or, to the knowledge of Seller, any other party to the Material Contracts, except such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Seller, nor has Seller received notice of default under any of the Material Contracts from any other party to the Material Contracts or sent notice of default under any of the Material Contracts to any other party to the Material Contracts. No event has occurred that, with the giving of notice or the lapse of time, or both, would constitute a default on the part of Seller under any of the Material Contracts, nor to Seller's knowledge has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a default on the part of any other party to any of the Material Contracts.

      Section 4.6. Permits. Seller has all Permits necessary for the conduct of, or relating to the operation of, the Business as now being conducted and all such Permits are listed on Schedule 4.6.. All Permits of Seller are valid and in full force and effect, except as disclosed on Schedule 4.6 or for such Permits, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Seller. There is no action now pending nor, to the knowledge of Seller threatened, by or before any governmental or regulatory authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course of business any of such Permits. No notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement, except as set forth on Schedules 4.6, 4.7 or 4.22 and except for such notices, declarations, filings and registrations the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Seller.

      Section 4.7. No Conflict or Violation. Except as set forth on Schedule 4.7, none of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement, or compliance by Seller with any of the provisions of this Agreement, will: (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Material Contract (including, any indebtedness, note, bond, indenture, security or pledge agreement, commitment or license), Material Lease, or other instrument or obligation (i) to which Seller is a party or (ii) by which the Assets are bound;
(c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award; or (d) impose any Encumbrance on the Assets or the Business; except in each case where such violation, conflict, breach or default would not have a Material Adverse Effect on Seller.

      Section 4.8. Financial Statements. Seller has previously delivered to Buyer the Financial Statements. Except as disclosed on Schedule 4.8, the Financial Statements (a) are in all respects in accordance with the Books and Records of Seller, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except for the absence of footnote disclosure for any interim statements, and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of their respective dates and the results of operations for the periods covered thereby, except in the case of the interim financial statements for normal year end adjustments. Except as disclosed on Schedule 4.8, at the date of the Financial Statements, there were no material liabilities of Seller which, in accordance with GAAP, should have been shown or reflected in the Financial Statements or the related notes, which are not shown or reflected in the Financial Statements or the related notes.

      Section 4.9. Absence of Certain Changes. Except as disclosed in Schedule 4.9, since June 25, 2002, Seller has conducted the Business only in the ordinary course consistent with past practice and there has not occurred:

      (a) any Material Adverse Change with respect to Seller;

      (b) any damage to, destruction or loss of any asset of Seller (whether or not covered by insurance) that would in the aggregate require expenditures in excess of $10,000 to repair or replace;

      (c) any change by Seller in its accounting methods, principles or practices except as required by any change in GAAP;

      (d) any revaluation by Seller of any of its assets, including any writing down the value of any inventory or writing off any notes or accounts receivable, in any case other than in the ordinary course of business;

      (e) any new Material Contracts or Material Leases executed by Seller;

      (f) any sale, disposition of or Encumbrance upon any assets of Seller, except:

            (i) sales of Inventory in the ordinary course of business and in a manner consistent with past practice, which Inventory has been replaced, (ii) dispositions of obsolete or worthless assets; which, in the case of Fixtures and Equipment, have been replaced by new Fixtures and Equipment, (iii) the collection of accounts receivable, and the use and utilization of the cash proceeds thereof in the ordinary course of business;

      (g) any cancellation of any debts owed to or held by Seller or agreement to guaranty any obligations of any third party, in any case other than in the ordinary course of business;

      (h) any execution or implementation of any employment, bonus, deferred compensation, severance or similar arrangement or agreement (or amendment of any such agreement), or any increase in employee welfare or retirement benefits or salary of any employee, in each case other than in the ordinary course of business;

      (i) any labor dispute or any activity or proceeding by a labor union or labor representative to organize any employees of Seller, or any lockouts, strikes, slowdowns, picketing, work stoppages or threats thereof by or with respect to such employees;

      (j) any termination or notice of termination of any Material Contract or Material Lease;

      (k) any failure to replenish Seller's inventories and supplies in the normal and customary manner, any failure to pay any uncontested obligations to Seller's creditors or to collect any material debt or obligations owed to Seller, or any change in Seller's selling, pricing or advertising practices, in each case other than in the ordinary course of business;

      (l) any commitment for capital expenditures in excess of $10,000;

      (m) any material adverse change in the amount, aging or collectibility of Seller's accounts receivable or other debts due to Seller or the allowances with respect thereto or in Seller's accounts payable from that reflected on the Financial Statements;

      (n) the incurrence of any indebtedness for borrowed money other than for working capital purposes and for purposes of building out, equipping and moving into the Seller's new facilities in Mounds View, Minnesota;

      (o) any material increase in accounts payable other than such increases resulting from (i) normal seasonal increases in the purchases of inventory, and
(ii) purchases of substantial inventory in connection with the move into the Seller's new facilities in Mounds View, Minnesota; or

      (p) any commitment or agreement to undertake any of the foregoing.

      Section 4.10. Books and Records. Seller has made and kept (and given Buyer access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Business in all material respects. The minute books of Seller previously made available to Buyer accurately and adequately reflect in all material respects all actions previously taken at meetings or by written consent by the members, board of directors and committees of the board of directors, in their capacities as such, of Seller.

      Section 4.11. Litigation. Except as disclosed in Schedule 4.11, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitration action, governmental audit or investigation (collectively, "Actions") pending, or to the Seller's knowledge, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business, the Assets, or (ii) any officers, directors or members of Seller, as such, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involves the risk of criminal liability, or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in default with respect to, or subject to, any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Assets. Schedule 4.11 contains a brief summary of all Actions involving, or related to, the Seller or the Business in the past 18 months including, asbestos claims or discrimination claims (including sex, age, race, national origin, handicap or veteran status discrimination claims), but excluding routine worker's compensation claims and routine union grievances.

      Section 4.12. Undisclosed Liabilities. Except as is disclosed in Schedule 4.12, Seller has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) reflected on the face of the Financial Statements (rather than in the notes), (b) incurred since the date of the Financial Statements, in the ordinary course of business consistent with past practice (other than any liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (c) incurred in connection with this Agreement, (d) arising under the Contracts and Leases, and (e) arising under the Employee Benefit Plans of Seller.

      Section 4.13. Compliance with Law. Except as is disclosed in Schedule 4.13, Seller, in the conduct of the Business, has not violated in any material respect and is in material compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation, Environmental and Safety Regulations (defined below), relating to the Assets, the Real Estate, or the Business and all Federal, state and local laws, rules and ordinances applicable to the packaging, labeling, storage and sale of food and beverage products (collectively, "Laws"), except in each case where such violation would not have a Material Adverse Effect on Seller. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Laws, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any Laws.

      Section 4.14. Proprietary Rights. Schedule 4.14 lists (a) each patent, trademark, service mark, trade name, assumed name, brand names, fictitious names, registered copyright, and any other material intellectual property right owned by Seller, (b) all licenses to or from third Persons with respect to any of the foregoing, and (c) any applications to register or registrations of any of the foregoing (collectively, the "Proprietary Rights"); provided, however, that Schedule 4.14 need not contain a listing of software licenses held by the Seller or information with respect to the Co-op Private Label. Seller has provided or made available to Buyer correct and complete copies of all registrations, licenses, agreements, and other written documentation related to, or evidencing Seller's ownership or right to use, the Proprietary Rights. Except as set forth in Schedule 4.14: (i) to the best of its knowledge, Seller possesses all right, title, and interest in and to, or a valid and enforceable license to manufacture, use, and sell, as the case may be, the Intellectual Property, free and clear of any Encumbrance other than the Permitted Encumbrances; (ii) the legality, validity, enforceability, ownership, or use of the Intellectual Property by Seller has not been, nor to Seller's knowledge is currently being challenged, interfered with, or infringed upon, and to Seller's knowledge, it is not subject to any such challenge; (iii) Seller has taken all reasonably necessary action to maintain and protect its rights in the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to adversely affect the validity or enforcement of the Seller's rights relating to the Intellectual Property; (iv) to the best of Seller's knowledge, Seller's rights in the Intellectual Property have not, and Seller has not, interfered with, infringed upon, misappropriated or otherwise violated any intellectual property rights of any third party; and (v) assuming the consents identified in Schedules 4.6, 4.7 and 4.22 and Section 8.6 are obtained, the Seller's rights in the Intellectual Property will be owned or available for use by Buyer from and after the Closing on identical terms and conditions as are applicable to Seller prior to the Closing, and the transactions contemplated by this Agreement will not give rise to any Encumbrance on Buyer's rights, title and interest in and to, or the valid and enforceable license to use, as the case may be, the Intellectual Property transferred at the Closing.

      Section 4.15. Employees. Schedule 4.15 attached to this Agreement lists, as of the date of such schedule, which is not more than thirty (30) days prior to the date hereof, all Persons employed by Seller, all Persons employed by others who are assigned to perform services for Seller on a full-time or part-time basis, and all leased drivers providing services to Seller as independent contractors, in each case as of the date hereof. Schedule 4.15 states, with respect to such Persons as of the date of such Schedule, which is not more than thirty (30) days prior to the date hereof, their current hourly rates of compensation, base salaries or other basis for and amount of compensation, their 2001 compensation, their accrued vacation and sick days and the commencement date of their employment. Except as set forth on Schedule 4.15, to Seller's knowledge, no key employee or group of employees (or independent contractors) have any plans to terminate employment with Seller, except in connection with the acceptance of employment with Buyer. Except as set forth on
Schedule 4.15, Seller knows of no current employees of Seller who do not intend to accept an offer of employment from Buyer. There are no employment or severance or termination agreements, whether written or oral, accruing to the benefit of any director, officer, employee or independent contractor of Seller, except for the Singerman Severance Agreement and the agreements with independent contractors and others disclosed on Schedule 4.15 to this Agreement.

      Section 4.16. Employee Benefit Plans.

      (a) Except as set forth on Schedule 4.16, Seller does not, directly or through any trade or business which together with Seller would be treated as a "single employer" within the meaning of Code Section 414(b), (c), (m) or (o) ("Controlled Group Member"), maintain or contribute (or have an obligation to contribute) to (i) any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, or
(ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which Seller or a Controlled Group Member has any obligation or liability to any employee or former employee (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, stock purchase or other similar benefit, whether written or unwritten (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). True and complete copies of all written Employee Benefit Plans have been delivered or made available to Buyer or its counsel.

      (b) Each Employee Benefit Plan maintained by Seller or any Controlled Group Member (and each related trust, custodial account or insurance contract) complies in all material respects in form and in operation with all applicable governmental requirements, including ERISA and the Code, and all contributions due under each such plan have been or will be made by the date such contribution is or was required to be made under the terms of the plan or applicable law.

      (c) No charge, complaint, Action, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan of Seller or any Controlled Group Member (other than routine claims for benefits) is pending or, to Seller's knowledge, threatened, and to the knowledge of Seller, no facts exist that could form the basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

      (d) Except as set forth on Schedule 4.16, Seller and its Controlled Group Members (i) have never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and
(ii) are not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan.

      (e) Except as set forth on Schedule 4.16, Seller and its Controlled Group Members have never maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA.

      (f) Except as set forth on Schedule 4.16, all employee benefits required to be paid or provided pursuant to any Employee Benefit Plan now or formerly in effect with respect to employees or former employees of Seller have been paid or provided (or adequate provision has been made to pay or provide the same, and the same will be paid or provided in full when due).

      (g) Except for K. Jesse Singerman and as set forth on Schedule 4.16, no employee of Seller is entitled to claim or receive severance pay or benefits from Seller.

      Section 4.17. Labor Relations.

      (a) Seller has complied in all material respects with all applicable governmental requirements pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, sexual harassment, worker's compensation, and the payment of or withholding of taxes and there are no actions, suits, charges, complaints, proceedings, investigations or audits pending or to the knowledge of Seller threatened against Seller in connection therewith. Except as set forth on Schedule 4.17, there are no collective bargaining agreements relating to Seller's relationship with any employee. Except as set forth on Schedule 4.17, Seller has not recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of Seller. Except as set forth on Schedule 4.17, there has been no demand on behalf of any labor organization to represent any employees of Seller and Seller has no knowledge of any present efforts of any labor organization for authorization to represent any employees of Seller. Except for periodic grievances filed by the Seller's union employees in the ordinary course of business, Seller currently has good relations with its employees and there are no strikes, work stoppages or labor disputes pending or to Seller's knowledge threatened against Seller.

      (b) To Seller's knowledge, no officer or employee of Seller is subject to any agreement with any other person or entity which requires such officer or employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

      Section 4.18. Environmental, Health, and Safety.

      (a) Except as is disclosed in Schedule 4.18, at all times prior to the Closing, Seller has complied and at Closing will be in compliance, in all material respects, with all Environmental and Safety Requirements, and Seller has not received any notice, report, or information (including information that litigation, investigation or administrative or Action of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental and Safety Requirements relating to the Business or the use of any of the Assets. For purposes of this Agreement,

"Environmental and Safety Requirements" means all present governmental requirements and all contractual obligations of Seller relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to health, safety, the environmental or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety.

      (b) To the Seller's knowledge, no Hazardous Substances have been or are currently located at, in, or under or about either the Assets or any other property currently or previously owned or operated by Seller in a manner which:
(i) violates any applicable Environmental and Safety Requirements, or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental and Safety Requirements. For purposes of this Agreement, "Hazardous Substances" has the meaning set forth in Section 101 (14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include petroleum, crude oil and any fraction thereof.

      Section 4.19. Tax Matters.

      (a) Filing of Tax Returns. Except as disclosed on Schedule 4.19, Seller (and any affiliated group of which Seller is now or has been a member, if any) has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof (or timely extensions to file such returns) and will timely file any such returns (or extensions) required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects.

      (b) Payment of Taxes. Except as disclosed on Schedule 4.19, all Taxes payable by Seller, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established for such, as set forth in the Seller's Books and Records, and as of the date hereof, Seller has no material liability for Taxes in excess of the amounts so paid or reserves so established. Buyer shall have a dollar-for-dollar offset against the principal balance of the Promissory Note for that part of the liability disclosed in Schedule 4.19 paid by Buyer which exceeds $32,000.

      (c) Audits, Investigations or Claims. Except as disclosed on Schedule 4.19, There are no pending or, to Seller's knowledge, threatened, audits, investigations, claims or other Actions for or relating to any material additional liability of Seller in respect of Taxes, and there are no matters under discussion between Seller and any governmental authorities with respect to Taxes. There are no tax liens on any of the Assets, except for liens for current taxes not yet due and payable.

      Section 4.20. Insurance. Schedule 4.20 contains a complete and accurate list of all policies or binders of fire, liability, worker's compensation, product liability and other forms of insurance maintained by Seller on the Business or the Assets. Such insurance provides, and during such period provided, coverage to the extent and in the manner as may be required by law and by any and all Contracts and Leases to which Seller is a party. Seller is not in default under any of such policies or binders. All such policies and binders are in full force and effect on the date of this Agreement.

      Section 4.21. Inventory.

      (a) Seller provided Buyer with access to a list of Inventory which is true and complete as of the date of such list. There have been no changes in the Inventory from that disclosed in such list between the date thereof and the date hereof except (i) normal amounts of Inventory which have become unmerchantable due to approaching or passing guaranty date(s), normal amounts of Inventory damaged while in Seller's possession or in transit, normal amounts of Inventory containing hidden damage, normal amounts of Inventory which have spoiled and normal amounts of Inventory otherwise salable which have been discontinued, (ii) changes resulting from purchases in normal amounts in the ordinary course of business, (iii) sales of products in the ordinary course of business, (iv) sales of products in bulk which have been fully disclosed to Buyer in writing prior to the execution hereof, (v) substantial increases in the level of Inventory in connection with the initial stocking of the Seller's new facility in Mounds View, Minnesota, (vi) other inventory adjustments in the ordinary course of business; and (vii) as set forth in Schedule 4.21.

      (b) No product liability claims are pending or, to Seller's knowledge, threatened against Seller or in respect of goods sold by it.

      (c) The Inventory reflected on Seller's balance sheet as of June 25, 2002 consists only of items of quality and quantity fully usable and salable in the ordinary course of the Business, except for any normal amounts of Inventory which have become unmerchantable due to approaching or passing guaranty date(s), normal amounts of Inventory damaged while in Seller's possession or in transit, normal amounts of Inventory containing hidden damage, normal amounts of Inventory which have spoiled, normal amounts of Inventory otherwise salable which have been discontinued, or as set forth on Schedule 4.21 (collectively, the "Unmerchantable Inventory"). To the best of Seller's knowledge, the Seller has included an adequate reserve in its balance sheet as of June 25, 2002, for such Unmerchantable Inventory. Except as set forth in Schedule 4.21, the present quantities of all Inventory are reasonable in the present circumstances of the Business.

      (d) For purposes of this Section 4.21, all references to "normal amounts of Inventory" shall mean amounts which are consistent with Seller's historical experience.

      Section 4.22. Governmental and Other Third-Party Consents. Except as set forth on Schedules 4.6, 4.7 and/or 4.22: (a) no consent or approval of, notice to, or filing with any governmental authority is required to be made by Seller to permit Seller to sell the Assets to Buyer except such consents, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Seller; and (b) no consent of or notice to any Person is required for the assignment of any Material Contract or Material Lease or transfer of any other Asset to Buyer.

      Section 4.23. Brokers. Except as set forth on Schedule 4.23, no Person will be entitled to any brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Seller in connection with the transactions contemplated by this Agreement.

      Section 4.24. Affiliate Transactions. Except (i) as set forth on Schedule 4.24, (ii) for the sale of goods by the Seller to its members and employees in the ordinary course of business, and (iii) or one or more of the Seller's directors being Representatives of one or more members of the Seller, (a) there are no contracts, agreements, arrangements or transaction between Seller and any Affiliate of Seller, and (b) no director, officer, shareholder or, to Seller's knowledge, employee of Seller is (or is a director, officer, employee, Representative or stockholder (excluding a less than 1% shareholder of a publicly held corporation) of) a competitor, supplier, customer or lessor or lessee of Seller.

      Section 4.25. Customer Goods. Seller is not in possession or control of any goods or property owned by any of its customers for use in connection with the Business.

      Section 4.26. Certain Indebtedness. Except as is disclosed in Schedule 4.26, Seller is not indebted to any officer, director, stockholder or employee of Seller, except for amounts due as normal salaries, wages, benefits or reimbursement of ordinary business expenses. No officer, director, stockholder or employee of Seller is now, or on the Closing Date will be, indebted to Seller, except for (i) ordinary business expense advances due from employees of Seller, and (ii) amounts owed to the Seller by its employees for inventory purchased by such employees in the ordinary course of business.

      Section 4.27. Customers and Suppliers. Except as is disclosed in Schedule 4.27, to Seller's knowledge, no customer, supplier or other Person with a material business relationship with Seller has any intention to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any products or goods of the Business, whether as a result of the Closing or otherwise.

      Section 4.28. Service Contracts and Warranties. Seller has provided or made available to Buyer complete and correct copies of all service Contracts pursuant to which services are provided by Seller to a third Person, including copies of the standard terms and conditions of all product warranties and material service or maintenance Contracts granted or entered into by Seller. To the knowledge of Seller, each product produced, sold, leased or delivered by Seller has been in conformity with all material contractual commitments and in all material respects with all express warranties given by Seller, and to

Seller's knowledge, Seller has no liability (and to the knowledge of Seller, there is no basis for any Action for breach of warranty or for replacement or return of Seller's products) or other damages to Persons or property in connection therewith. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity given by Seller beyond the (i) applicable standard terms and conditions of sale or lease provided or made available to Buyer, and (ii) such warranties as may be implied by law. Except as set forth on Schedule 4.28, no customer, distributor or other third Person has a right to return any products or goods of the Business.

      Section 4.29. Reports. Seller has timely filed all reports, registrations and statements required to be filed by it since January 1, 1999 with any governmental authority, and has paid all related fees and assessments due and payable by Seller.

      Section 4.30. Bank Accounts and Powers of Attorney. Schedule 4.30 is a list of all accounts and deposit boxes maintained by Seller at any bank or other financial institution and the names of the individuals authorized to effect transactions in such accounts and with access to such boxes. Except as set forth in the Contracts and Leases and for the power of attorney granted by the Seller to the Accounting Firm in connection with the Private Letter Ruling (as hereinafter defined), there are no outstanding powers of attorney executed on behalf of Seller.

      Section 4.31. Receivables. Except as disclosed on Schedule 4.31, the Receivables (a) are or will be valid and genuine; (b) have arisen or will arise solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; (c) are not and will not be subject to valid defenses, set-offs or counterclaims known to Seller; and (d) to Seller's knowledge, are or will be fully collectible and payable at their face amounts, except to the extent of any reserves for doubtful accounts on the Financial Statements or Closing Date Balance Sheet.

      Section 4.32. Products. There are no orders or decrees of any court or governmental or regulatory body by which Seller or any of its assets or properties is bound and, to the knowledge of Seller, no citations or decisions by any governmental or regulatory body that any product marketed or distributed by Seller ("Product") within the last three years is defective or fails to meet in any material respect any standards promulgated by any such governmental or regulatory body, excluding from the foregoing all federal, state and local laws, rules and ordinances applicable on an industry-wide basis. Except for voluntary recalls by the vendors thereof, there have been no recalls ordered by any such governmental or regulatory body with respect to any Product.

      Section 4.33. Real Estate.

      (a) The Seller has marketable title to the Real Estate, insurable by the Iowa Finance Authority, Title Guaranty Division, or a recognized national title insurance company, at standard rates, free and clear of any Encumbrances except as set forth in Section 2.3, and such Encumbrances do not impair the current use and occupancy of the Real Estate as a food warehousing and distribution facility (the "Intended Uses");

      (b) there are no (i) pending or, to the knowledge of Seller, threatened condemnation proceedings relating to the Real Estate or any portion thereof,
(ii) pending or, to the knowledge of Seller, threatened Actions relating to the Real Estate or any portion thereof, or (iii) to the knowledge of Seller other matters which may have a Material Adverse Effect on the Intended Uses and occupancy of the Real Estate or any portion thereof;

      (c) the buildings and improvements may be used as of right under applicable zoning and land use laws for the Intended Uses, and are not in violation of zoning laws;

      (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Seller) the right of use or occupancy of any portion of the Real Estate;

      (e) there are no outstanding options or rights of first refusal to purchase the Real Estate, or any portion thereof or interest therein;

      (f) all facilities located on the Real Estate are supplied with utilities and other services necessary for the current operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations;

      (g) Seller has not received notice of, and to the best of the Seller's knowledge, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Real Estate;

      (h) the improvements constructed on the Real Estate are in all material respects in good condition, free of insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in all material respects in good condition and proper working order, free of material defects, in each case ordinary wear and tear excepted; provided, however, the Buyer acknowledges that the roof of the Real Estate leaks; and

      (i) Seller has received no notice of any requirement of any insurance carrier requiring any modifications or work to be performed on the Real Estate or any facility subject to a Lease as a condition to the maintenance or renewal of any policies or insurance in respect of the Real Estate or such facilities.

      Section 4.34. Subsidiary.

      (a) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Subsidiary has full corporate power and authority to conduct its business as it is presently being conducted by Subsidiary and to own and lease its properties and assets. Subsidiary is duly qualified as a corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on Subsidiary. Set forth on
Schedule 4.1 is each jurisdiction in which Subsidiary is qualified or licensed to do business as a foreign corporation. True and complete copies of the Articles of Incorporation and Bylaws of Subsidiary, and all amendments to those Articles of Incorporation and Bylaws have previously been provided to counsel for Buyer.

      (b) Subsidiary has all requisite corporate power and authority, and has taken all corporate action necessary, to consummate the transactions set forth in this Agreement. The consummation by Subsidiary of the transactions contemplated by this Agreement have been duly approved by the board of directors and stockholder of Subsidiary. No other corporate proceedings on the part of Subsidiary are necessary to authorize the agreements, instruments, certificates and documents to be delivered by Subsidiary under this Agreement or the transactions contemplated by this Agreement. The agreements, instruments, certificates and documents to be delivered by Subsidiary have been (or, if to be executed or delivered after the date of this Agreement, will be) duly executed and delivered by Subsidiary and are (or, when executed, will be) legal, valid and binding obligations of Subsidiary enforceable against Subsidiary in accordance with their terms.

      (c) Except as set forth on Schedule 4.7, the consummation of the transactions contemplated by this Agreement, or compliance by Subsidiary with any of the provisions of this Agreement, will not: (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Subsidiary; (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any contract (including, any indebtedness, note, bond, indenture, security or pledge agreement, commitment or license), lease, permit or other instrument or obligation (i) to which Subsidiary is a party or (ii) by which the Assets are bound; (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award; or (d) impose any Encumbrance on the Assets or the Business; except in each case where such violation, conflict, breach or default would not have a Material Adverse Effect on Subsidiary.

      Section 4.35. Accuracy of Warranties. No representation or warranty by Seller in this Agreement, and no Exhibit, certificate, Schedule, instrument or document prepared or delivered, or to be delivered, by Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      Section 5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to conduct its business as it is presently being conducted by Buyer and to own and lease its properties and assets. Buyer is duly qualified as a corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed could not reasonably be expected to have a Material Adverse Effect on Buyer. True and complete copies of the Articles of Incorporation and Bylaws of Buyer, and all amendments to those Articles of Incorporation and Bylaws have previously been provided to counsel for Seller.

      Section 5.2. Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the other agreements, instruments, certificates and documents to be delivered by Buyer under this Agreement or the transactions contemplated hereby or thereby. This Agreement and the other agreements, instruments, certificates and documents to be delivered by Buyer under this Agreement have been (or, if to be executed or delivered after the date hereof, will be) duly executed and delivered by Buyer and are (or, when executed, will
be) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

      Section 5.3. No Conflict or Violation. None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement, or compliance by Buyer with any of the provisions of this Agreement, will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the assets of Buyer under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (A) to which Buyer is a party or
(B) by which Buyer's assets are bound, (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, or (iv) impose any encumbrance, restriction or charge on the assets or the business of Buyer; except in each case where such violation, conflict, breach or default could not reasonably be expected to have a Material Adverse Effect on Buyer.

      Section 5.4. Commission Reports. Since the date of the last 10-K or 10-Q filed by the Buyer with the Securities and Exchange Commission, there has not been any change in the financial condition or in the nature of the business or operations of Buyer which has had, or which would have, a Material Adverse Effect on Buyer.

      Section 5.5. Brokers. No Person will be entitled to any brokerage commission, finder's fees or similar compensation arising out of or due to any act of Buyer in connection with the transactions contemplated by this Agreement.

      Section 5.6. Accuracy of Warranties. No representation or warranty by Buyer in this Agreement, and no Exhibit, certificate, Schedule, instrument or document prepared or delivered, or to be delivered by Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                                    COVENANTS

      Seller and Buyer hereby covenant as follows:

      Section 6.1. Conduct of Business. From the date of this Agreement through the Closing, Seller shall operate the Business in the ordinary course of business consistent with past practice and Seller will not take any action inconsistent with this Agreement or with the consummation of the Closing, except as specifically contemplated by this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Buyer hereby consents to the prospective items set forth on Schedule 4.9 hereto. Neither party will take any action that is intended or may reasonably be expected to result in (a) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (b) any of the conditions to the Closing set forth in Articles VII or VIII not being satisfied or (c) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

      Section 6.2. Access. Seller has afforded and will afford to Buyer, and to its officers, employees and authorized Representatives, full access, during normal business hours, to all properties, books, records and corporate documents pertaining to the Business and, to the extent permitted by law, to its employees and their employment records and personnel files (including performance evaluations), as may be reasonably requested. Buyer and Seller will hold all non-published and confidential information obtained from the other in strict confidence and will not disclose any such information to others or make any commercial use of it whatsoever, except upon and after the consummation of the transactions provided for in this Agreement. If this Agreement is terminated prior to Closing for any reason, all such information and copies will be returned to the disclosing party or destroyed within 30 days.

      Section 6.3. Transfer of Permits. To the extent that any Permits are transferable by Seller to Buyer, Seller, as transferor, and Buyer, as transferee, will as soon as practicable after the Closing execute and file with the appropriate governmental agencies, application for approval of the transfer of each of such Permits to the reasonable satisfaction of Buyer. Seller agrees to use commercially reasonable efforts as soon as practicable after the Closing to assist Buyer, at Buyer's expense, in obtaining all Permits necessary for the operation of the Business by Buyer following the Closing Date, including without limitation, taking all reasonably necessary steps to relinquish the Permits. All fees and other costs payable in connection with any such applications or transfers will be the obligation of and will be timely paid by Buyer.

      Section 6.4. Notices and Consents. Seller will give the notices to third parties, and up to and after the Closing (to the extent not obtained at Closing) will use commercially reasonable efforts to obtain the third party consents described on Schedule 4.22. Each of the parties will give the notices to, make the filings with, and use commercially reasonable efforts to obtain the authorizations, consents, and approvals of governmental authorities described on
Schedule 4.22. To the extent Seller is unable prior to Closing to obtain a consent described on Schedule 4.22 necessary to transfer any Asset, and Buyer waives in writing such condition precedent to Closing, such Asset will not be transferred at Closing (each a "Non-Assignable Asset"), and Seller will subcontract its interest in such Non-Assignable Asset to Buyer and take all such other actions as will be necessary to provide to Buyer the economic benefit of such Non-Assignable Asset, including, without limitation, at the request and expense of Buyer, enforcement of any rights of Seller on behalf and for the account of Buyer. Seller further agrees to execute and deliver to Buyer at such time as any such consent to the transfer of any such Non-Assignable Asset is obtained by Seller after the Closing an assignment and assumption agreement satisfactory to Buyer and Seller and any such other documents or instruments as may be reasonably necessary or advisable to transfer to Buyer all of Seller's interest in and title to such Non-Assignable Asset.

      Section 6.5. Bulk Transfer Laws. The parties agree to waive the requirements of any applicable bulk sales law provisions in states in which the Assets are situated or which may otherwise be applicable to the transactions contemplated by this Agreement, but such waiver shall not diminish the effect of any representation or warranty by Seller under this Agreement.

      Section 6.6. Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, each of the parties agrees (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (except waiving any conditions precedent to Closing), (b) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated under this Agreement, and (c) to cooperate with each other in connection with the foregoing.

      Section 6.7. Employment Matters.

      (a) Buyer shall extend offers of employment to substantially all employees of Seller on terms and conditions substantially identical to the terms and conditions of their prior employment by Seller; provided, however, the Seller acknowledges that the Buyer shall not be required to enter into an agreement with K. Jesse Singerman which is substantially identical to the Singerman Severance Agreement. All of the employees who accept employment with Buyer on or before Closing are referred to as "Hired Employees". Seller will terminate all Hired Employees immediately prior to the Closing and any cost, expense or liability resulting from, or incurred in connection with, such terminations will be the sole responsibility of Seller; provided, however, the Buyer shall assume all vacation and sick leave, wellness benefits and paid time off accrued as of the Closing Date with respect to such employees. Seller will cooperate with and use commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees to whom Buyer will make offers of employment consistent with the foregoing. Nothing contained in this Agreement will confer upon any employee of Seller (whether or not such employee becomes a Hired Employee) any right with respect to continuance of employment by Buyer, nor will anything in this Agreement interfere with the right of Buyer to terminate the employment of any of the Hired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Hired Employees; provided, however, that the Buyer may not modify the terms of the Employee Retention Incentives provided for in Section
6.17 hereof without the prior written consent of the Seller.

      (b) In addition to the Employee Retention Incentives provided for Section
6.17 hereof, Buyer shall assume and adopt all of the Employee Benefit Plans and related policies and procedures of Seller set forth on Schedule 4.16 hereto so that Hired Employees will initially receive the same benefits from the Buyer as they are currently receiving from the Seller; provided, however, that nothing contained herein shall prevent the Buyer from modifying any of such benefits following the Closing.

      (c) In light of the agreement of the Buyer contained in Section 6.7(a) to extend offers to employ substantially all of Seller's employees on terms and conditions substantially identical to the terms and conditions of their prior employment by Seller, the parties have agreed that no notification is required under the Worker Adjustment and Retraining Notification Act or under the comparable provisions of applicable state law (collectively the "Plant Closing Laws") in connection with the consummation of the transactions contemplated hereby. However, the Buyer shall provide any and all notices which may be required by and shall otherwise comply with the requirements of the Plant Closing Laws following the Closing in connection with the termination of employment by Buyer of any Hired Employees.

      Section 6.8. Notice of Developments. Each party will give prompt (but in any event within 5 days) written notice to the other party of any material adverse development causing a breach of any of its representations and warranties. No disclosure by any party pursuant to this Section 6.8, however, will be deemed to amend or supplement the Disclosure Schedule or cure any misrepresentation, breach of representation or warranty or breach of covenant.

      Section 6.9. General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification for such under Article IX).

      Section 6.10. Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification for such under Article IX).

      Section 6.11. Tax Matters.

      (a) Seller will be responsible for the preparation and filing of all Tax returns for all activities of the Business for all periods ending before the Closing Date (including the consolidated, unitary, and combined Tax returns for Seller which include the operations of the Business for any period ending before the Closing Date). Buyer will make all payments required with respect to any such Tax return to the extent the liability for such Taxes is accrued on the Closing Date Balance Sheet; provided, however, that Buyer shall not be required to pay any income Taxes incurred by Seller by reason of the consummation of the transactions contemplated hereby.

      (b) Buyer will be responsible for the preparation and filing of all Tax returns for all activities of the Business for all periods beginning on or after the Closing Date. Buyer will make all payments required with respect to any such Tax return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent any payment Buyer is making relates to the operations of the Business for any period ending before the Closing Date and where such payment is not accrued as a liability on the Closing Date Balance Sheet.

      (c) In the case of any personal property or other ad valorem Tax imposed on the Assets for a Tax period that includes, but does not end on, the day prior to the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the day prior to the Closing Date will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the day prior to the Closing Date and the denominator of which is the number of days in the entire Tax period. Seller will be responsible for any such Tax relating to the portion of such Tax period ending on the day prior to the Closing Date to the extent such tax is not accrued as a liability on the Closing Date Balance Sheet, and Buyer will be responsible for any such tax relating to the portion of such Tax period beginning on the Closing Date.

      Section 6.12. Insurance; Property. From the date of this Agreement to the Closing Date, Seller will maintain its existing insurance or obtain substantially similar coverage on presently insured property (real, personal and mixed) owned or leased by Seller; and all such property will be used, operated, maintained and repaired in a manner consistent with past practice. Since the Seller is assigning its insurance policies to the Buyer and claims may be asserted against the Seller after the Closing Date with respect to occurrences prior to the Closing Date, the Buyer shall name the Seller as an additional insured under all of the insurance policies so assigned after the Closing Date.

      Section 6.13. Intellectual Property Rights. From the date of this Agreement to the Closing Date, Seller will take all reasonable action to maintain its contractual or statutory rights to all Intellectual Property necessary to the conduct of its Business as now conducted or as presently proposed to be conducted.

      Section 6.14. Sale of Business; Negotiations. Seller shall not, directly or indirectly, (a) solicit or consider any inquiries, proposals or offers, or enter into agreements, relating to the disposition of the Assets, the merger or consolidation of Seller with any Person, the sale or exchange of any securities of Seller or other business combination resulting in the sale of Seller or the Assets, or (b) divulge or otherwise disclose of any confidential information concerning the Business, its properties or assets to any third Person (other than in the ordinary course of business) or any details regarding the terms of this Agreement. Seller shall promptly (but in any event within 5 days) notify Buyer orally, and confirm in writing, all relevant details relating to inquiries, proposals, offers or agreements that Seller may receive relating to any of the matters referred to in this Section 6.14.

      Section 6.15. Directorship. Seller shall nominate one or more candidates for a seat on Buyer's Board of Directors, and Buyer's Nominating Committee shall choose one of such candidates, who in the committee's opinion is qualified to act as an independent outside director, to serve an initial term ending December, 2004. Buyer shall cause such candidate to be elected as a director of Buyer for such term. Thereafter, such director is subject to re-election by Buyer's shareholders in accordance with Buyer's Certificates of Incorporation, Bylaws and the General Corporate Law of the State of Delaware.

      Section 6.16. Preservations of Books and Records. All Books and Records of Seller conveyed to Buyer hereunder shall be preserved by Buyer for a period of six (6) years after the Closing Date; provided, however, Buyer may destroy any part or parts of such records upon obtaining written consent of Seller for such destruction, which consent shall not be unreasonably withheld. Such Books and Records shall be made available to Seller and its Representatives at all reasonable times during normal business hours of Buyer during said six year period with the right at their expense to make abstracts from and copies thereof. In addition, notwithstanding any provision of this Agreement to the contrary, at all reasonable times upon notice to Buyer during an eighteen-month transitional period employees of Buyer who were former employees of Seller who have been allowed to assist Seller pursuant to Section 9.4(b) hereof may use the computer hardware and software and office equipment included in the Assets purchased and sold hereunder in connection with the winding up and dissolution by the Seller. After such eighteen-month period, if further access is needed it shall be provided upon reasonable request. If such employees are no longer employees of Buyer, they may grant such access to agents of Seller reasonably acceptable to Buyer. Without limiting the generality of the foregoing, the Seller and its Representatives shall be allowed to use such Books and Records, computer hardware and software and office equipment in connection with (i) preparing and filing appropriate tax returns, (ii) preparing and issuing appropriate IRS forms, including Forms W-2, 1099, 1099 PATR and 1099 Misc, (iii) preparing and mailing checks to employees, members and creditors, (iv) calculating member patronage, (v) preparing mailings to members, (vi) maintaining a current mailing list for the current and former members of the Seller; and (vii) preparing the Closing Date Balance Sheet. Such use shall not interfere with Buyer's use thereof, and shall be subject to Buyer's approval, which shall not be unreasonably withheld, delayed or conditioned.

      Section 6.17. Employee Retention Incentives. On the Closing Date, the Buyer shall deposit the sum of two million nine hundred thirty thousand dollars ($2,930,000.00) in immediately available funds into an interest bearing escrow account established for the exclusive benefit of the employees of the Seller (together with the interest and income thereon, the "Escrow Deposit"). The Escrow Deposit shall be paid by the Buyer to the Seller's employees in accordance with the Employee Retention Incentives Program provided for in
Exhibit I hereto. The Employee Retention Incentives Program shall not be amended by Buyer without the consent of Seller, which shall not be unreasonably withheld, delayed or conditioned.

      Section 6.18. Marketing Programs. From and after the Closing Date, the Buyer shall cause the Business to continue to participate in and support the Co-op Advantage Program and to continue the distribution of grocery store products containing the Co-op Private Label.

                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS

      The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

      Section 7.1. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which will be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date, and Buyer will have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date. Buyer will have delivered to Seller a certificate of an officer of Buyer dated the Closing Date to such effect.

      Section 7.2. No Proceedings or Litigation. No Action by any governmental authority or other Person will have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement and which could reasonably be expected to have a Material Adverse Effect upon Seller if the transactions contemplated under this Agreement are consummated.

      Section 7.3. Closing Deliveries. Buyer will have made the deliveries to Seller described in Section 3.2 (b).

      Section 7.4. Opinion. Seller shall have received the opinion of Cameron & Mittleman LLP, counsel to Buyer, dated the Closing Date, substantially in the form of Exhibit E.

      Section 7.5. Member Approval. This Agreement and the consummation of the transactions contemplated hereby shall have been approved by the members of the Seller.

      Section 7.6. Consents. All federal, state and local government and regulatory and third party consents, approval and waivers necessary to the consummation of the transactions contemplated by this Agreement and for the operation of the Business by Buyer (including all required third party assignments, and consents to assignments, of the Material Leases and Material Contracts to be assumed by Buyer) will have been obtained; provided, however, that the Seller may not refuse to consummate the transactions provided for in this Agreement as a result of its inability to obtain one or more of such consents, approvals or waivers if the Buyer agrees (in form and content reasonably acceptable to Seller) to indemnify the Seller with respect to all Damages (as hereinafter defined) which the Seller may suffer, sustain or incur following the consummation of the transactions provided for in this Agreement as a result of the failure to obtain such consent, approval or waiver.

      Section 7.7. Private Letter Ruling. Seller shall have obtained a private letter ruling from the Internal Revenue Service to the effect that the amount realized by the Seller from the sale of the Assets pursuant to this Agreement constitutes "patronage-sourced" income which may be excluded from income when allocated to the Seller's members as a dividend under Section 1388 of the Code, the form and content of which shall be acceptable to the Seller in its sole discretion (the "Private Letter Ruling").

      Section 7.8. No Adverse Change. Between the date hereof and the Closing Date, there will not have been any Material Adverse Change or Material Adverse Effect with respect to the Buyer.

      Section 7.9. Approval by Counsel. All actions, proceedings, instruments and documents required of Buyer to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Seller, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonable requested.

      Section 7.10. Determination of Appraised Value. The Net Appraised Value of the Iowa City Assets shall have been determined as provided for in Section 2.4(a) hereof.

                                  ARTICLE VIII
                        CONDITIONS TO BUYER'S OBLIGATIONS

      The obligations of each of Buyer to consummate the transactions provided for in this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by
Buyer:

      Section 8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement will be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which will be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date, and Seller will each have performed and satisfied all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date. Seller will have delivered to Buyer a certificate of an Officer of Seller dated the Closing Date to such effect.

      Section 8.2. No Proceedings or Litigation. No Action by any governmental authority or other Person will have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a material adverse effect upon Buyer, or a Material Adverse Effect upon the Assets or the Business if the transactions contemplated under this Agreement are consummated.

      Section 8.3. No Adverse Change. Between the date hereof and the Closing Date, there will not have been any Material Adverse Change or Material Adverse Effect with respect to Seller.

      Section 8.4. Closing Deliveries. Seller will have made the deliveries to Buyer described in Section 3.2(a).

      Section 8.5. Consents. All federal, state and local government and regulatory and third party consents, approvals, waivers and Permits necessary to the consummation of the transactions contemplated by this Agreement and for the operation of the Business by Buyer (including all required third party assignments, and consents to assignments, of the Material Leases and Material Contracts to be assumed by Buyer) will have been obtained.

      Section 8.6. Opinion. Buyer shall have received the opinion of Moss & Barnett, counsel to Seller dated the Closing Date substantially in the form of Exhibit F.

      Section 8.7. Supply Agreements. Buyer shall have entered into supply agreements with those members of the Seller which participate in the Co-op Advantage Program which provide for a three (3) year term and contain such terms and conditions as are reasonably acceptable to the Buyer.

      Section 8.8. Special Conditions With Respect to Real Estate; Right to Extend Closing Date.

      (a) Buyer will order a commitment to issue a standard ALTA title insurance policy with respect to the Real Estate from the Iowa Finance Authority, Title Guaranty Division, or a non-Iowa title company or companies satisfactory to Buyer and its legal counsel within five (5) days of the date of this Agreement. Buyer shall notify Seller in writing within ten (10) days after the receipt of the title commitment of exceptions to the marketability of title to the Real Estate which Buyer reasonably deems unsatisfactory, and within ten (10) days from receipt of such notice, Seller will notify Buyer of its proposed remedies, if any, to cure any such exception(s). In no event may the Buyer object to any of the matters set forth in Section 2.3. The Seller may, but shall not be obligated to cure at its own expense all defects in title which Buyer has found so long as such defect can be cured within thirty (30) days. In the event that Seller does not notify Buyer of its intention to provide a satisfactory remedy or cure of any title exception within the above ten (10) days, the Buyer may, at its exclusive remedy, either terminate this Agreement or waive the title exception and proceed to Closing.

      (b) If Seller does not have a survey which, when updated by a surveyor's certificate at Buyer's expense, will be sufficient to remove the survey exception from the Buyer's title policy, Buyer may order a survey of the Real Estate at its expense within five (5) days of the date of this Agreement by a registered land surveyor or registered professional engineer, licensed by the State of Iowa and satisfactory to Buyer. Within ten (10) days from Buyer's receipt of the completed or updated survey, Buyer will notify Seller of any conditions reflected on such survey which adversely affect the marketability of the title to the Real Estate, and, within ten (10) days from the receipt of such notice, Seller may, but shall not be obligated to, notify Buyer of the proposed remedies to cure any such conditions. In the event the Seller does not notify the Buyer of a satisfactory remedy within such time or does not cure such defect within thirty (30) days of the notification, Buyer may, as it exclusive remedy, either terminate this Agreement or waive the survey exception and proceed to Closing.

      (c) Buyer will have received from the Seller copies of any current hazardous waste and petroleum product inspection report or certificate in the possession of Seller. Buyer will have the opportunity, but not the obligation, to retain a registered professional engineer or other qualified professional testing firm to conduct an on-site inspection of the Real Estate within twenty
(20) days of the date of this Agreement as may be generally required for a thorough analysis of the conditions to determine whether the Real Estate contains any Hazardous Substances and/or is in violation of any Environmental and Safety Requirements. In the event that such inspection is not fully satisfactory to Buyer, or all answers to the required Groundwater Hazard Statement Form are not in the negative, Buyer will notify Seller immediately after receiving such inspection report and/or form of the condition and Buyer may terminate this Agreement.

      (d) Buyer will have the opportunity, but not the obligation, to retain a registered professional engineer or other qualified professional testing firm to conduct a physical and mechanical inspection of the Real Estate within twenty
(20) days of the date of this Agreement. In the event that such inspection is not fully satisfactory to Buyer, Buyer will notify Seller immediately after receiving such inspection report and Buyer may terminate this Agreement.

      (e) Anything herein to the contrary notwithstanding, Seller may not terminate this Agreement if the Closing cannot take place by November 7, 2002 as a result of the inability to fulfill the conditions set forth in this Section
8.8 by such date, and the Closing Date shall be extended until all such surveys, inspections and/or reports have been obtained and any time periods set forth above have expired; provided, however, if the Closing has not taken place by November 22, 2002, as a result of the inability to fulfill the conditions set forth in this Section 8.8 by such date, the Seller may, at its option, terminate this Agreement at any time thereafter as provided for in Article X hereof.

      (f) Buyer shall pay all costs and expenses incurred by Buyer in connection with the title insurance commitment, survey, and on-site environmental, physical and mechanical inspections of the Real Property, and shall hold Seller and the Real Estate harmless from and against any and all claims by any third parties for damages, personal injuries, property damage or other losses caused by such inspections performed on or about the Real Estate by Buyer or any other Person at Buyer's request, and shall within twenty (20) days after Buyer receives notice of the filing thereof, remove any mechanic's liens filed against the Real Estate resulting from Buyer's activities on the Real Estate. In connection with its on-site inspections, the Buyer will use commercially reasonable efforts to avoid unreasonable interference with the Seller in the operation of the Business.

      Section 8.9. Determination of Appraised Value. The Net Appraised Value of the Iowa City Assets shall have been determined as provided for in Section 2.4(a) hereof.

                                   ARTICLE IX
                         OTHER AGREEMENTS OF THE PARTIES

      Section 9.1. Survival of Representations, Etc. The representations and warranties of Seller and Buyer contained in this Agreement will survive the consummation of the transactions contemplated by this Agreement for the period of two (2) years; provided, however that (a) the representations and warranties set forth in Sections 4.16 (Employee Benefit Plans), 4.19 (Tax Matters), and
4.23 and 5.5 (Brokers) will survive until 30 days after the expiration of the applicable statute of limitations (with extensions; the "Tax Matters" representation shall also survive while any audit is pending); and (b) the representations and warranties set forth in Sections 4.2 and 5.2 (Authorization), and Section 4.18 (Environmental Matters) shall survive indefinitely. After the expiration of such periods, no claim for an incorrect statement or representation, or for the breach of any warranty under this Agreement or any certificate or other closing documents delivered under this Agreement may be brought, and no litigation with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the indemnified party gave written notice to the indemnifying party specifying with particularity the incorrect statement or representation or breach of warranty claimed on or before the expiration of the applicable period.

      Section 9.2. Indemnifications.

      (a) By Seller. Seller will indemnify, save and hold harmless Buyer, its stockholders and Representatives, and any of its or their successors and/or assigns, from and against any and all costs, losses (including without limitation diminution in value), Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation interest, penalties, costs of mitigation, losses in connection with any environmental law (including without limitation any clean-up or remedial action), lost profits and reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing ("Damages"), asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Seller in this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; or
(iii) any Excluded Liability.

      (b) Limitations.

            (i) Seller will have no liability under Section 9.2(a) unless and until the aggregate amount of all claims for Damages under Section 9.2(a) exceeds $300,000, at which time, except as provided in Section 9.2(b)(ii), Seller will be liable for all claims for Damages under Section 9.2(a) in excess of such amount provided; however, that the foregoing provisions of this Section 9.2(b)(i) shall not apply to the breach by the Seller of the representation or warranty contained in Section 4.9, the breach by the Seller of the covenant contained in Section 6.1 or the amount of liability referenced in the last sentence of Section 4.19(b); and

            (ii) Seller shall not be liable for Damages in excess of the greater of (i) $2,000,000 or (ii) the then unpaid principal balance of the Promissory Note; provided, however, that such limitations shall not be applicable to claims of fraud or intentional misrepresentation against Seller.

             (iii) All Damages shall be calculated net of insurance proceeds received by or available to the Buyer, its stockholders and Representatives, and any of its or their successors and/or assigns and shall be calculated net of any Tax benefits resulting from such Damages.

      (c) By Buyer. Buyer will indemnify and save and hold harmless Seller, its members and Representatives, and any of its or their successor and/or assigns, from and against any and all Damages asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or other closing document delivered under this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any certificate or other closing documents delivered under this Agreement; or (iii) from and after the Closing Date, any Assumed Liability.

      (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification will give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this
Section 9.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Agreement, written notice of such will be given to the indemnifying party as promptly as practicable (and in any event within five (5) days after the service of the citation or summons) . The failure of any indemnified party to give timely notice under this Agreement will not affect rights to indemnification under this Agreement, except to the extent that the indemnifying party demonstrates actual damage or prejudice caused by such failure. After such notice, the indemnifying party will be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice reasonably acceptable to the indemnified party to handle and defend the same (unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party will be entitled at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing) and (iii) to compromise or settle such claim, which compromise or settlement will be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld, delayed or conditioned. If the indemnifying party fails to assume the defense of such claim within 30 days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim will not be compromised or settled without the written consent of the indemnifying party, which consent will not be unreasonably withheld, delayed or conditioned. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

      Section 9.3. Payment. Any payment required to be made pursuant to Article IX shall be paid within ten (10) days after determination of the amount thereof and the obligation to pay the same. In the event that an indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it under any instrument or agreement entered into pursuant to this Agreement or otherwise, including the Earn-Out amount set forth in Section 2.5.

      Section 9.4. Covenant-Not-to-Compete. In consideration of Buyer's consummation of the transactions contemplated by this Agreement, and as a material inducement to Buyer to enter into this Agreement, Seller covenants and agree as follows:

      (a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), Seller will not engage in the United States (the "Geographic Area") in the same or similar engaged business to the Business, whether as a stockholder (either record or beneficial) or in any other capacity, directly or indirectly; provided, however, that the provisions of this Section shall not prevent the Seller and its members from holding shares of stock in any publicly traded corporation.

      (b) During the Noncompete Period, Seller shall not at any time in any capacity, directly or indirectly, (i) induce or attempt to induce any employee of Buyer or any of its Affiliates to leave their employ, or otherwise solicit the employment of any such employee of Buyer or any of its Affiliates, hire any such employee or in any way interfere with the relationship between Buyer or any of its Affiliates and any of such employees; (ii) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of either Buyer or any of its Affiliates to cease doing business with them or in any way interfere with the relationship between either Buyer or any of its Affiliates and any of their respective customers or business relations, or (iii) solicit the business of any then existing customer of Buyer or any of its Affiliates if such solicitation is in competition with the Business. Notwithstanding the foregoing, the Buyer acknowledges and agrees that James Mostek, K. Jesse Singerman, Cathy Hirsch and their respective assistants may assist the Seller with the winding-up of its business so long as such assistance shall not unreasonably interfere with their obligations to Buyer.

      (c) If, at the time of enforcement of any of the provisions of this
Section 9.4, a court of competent jurisdiction holds that the restrictions stated in Section 9.4 are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, definition of Geographic Area or scope of activity, or any other reason, the parties agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances will be substituted for the stated period, scope or area.

      (d) Without limiting any of Buyer's rights under this Agreement, the parties hereto acknowledge that Buyer will be entitled to enforce its rights under this Section 9.4 specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provisions of this
Section 9.4 and to exercise all other rights existing in its favor. The parties acknowledge and agree that the breach of any term or provision of this Section
9.4 by Seller will materially and irreparably harm Buyer, that money damages will accordingly not be an adequate remedy for any breach of the provisions of this Section 9.4 by Seller and that Buyer in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 9.4.

                                    ARTICLE X
                              TERMINATION; REMEDIES

      Section 10.1. Termination. At any time before the Closing, this Agreement may be terminated (a) by mutual written consent of the parties; (b) by either Buyer or Seller if there has been a material misrepresentation, a material breach of warranty, any breach of any representation or warranty qualified as to materiality, or a material breach of covenant by the other; or (c) subject to
Section 8.8, by either Buyer or Seller if the Closing does not occur on or before November 7, 2002 (or such later date set forth in Section 8.8 or as the parties will mutually agree) , unless the failure of the Closing to occur by such date will be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement.

      Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Sections 8.8 or 10.1, written notice of such will promptly (but in any event within 5 days) be given to the other party specifying the provision pursuant to which such termination is made, and this Agreement will, upon the effective date of such notice, become null and void and of no further force or effect, and no party (or any of its Affiliates, directors, officers, agents or Representatives) will have any liability or obligation under this Agreement (except for any liability of any party then in breach); provided, however, that the provisions of Sections 6.2 (Access) and 2.7 (Closing Costs; Transfer Taxes and Fees) will survive any such termination.

      Section 10.3. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

                                   ARTICLE XI
                                  MISCELLANEOUS

      Section 11.1. Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties; provided, however, that (i) Buyer may assign all of its rights and obligations under this Agreement, in whole or in part, including, without limitation, the right to purchase the Real Estate, to an Affiliate, upon notice to Seller, (ii) Seller may assign all or part of its rights with respect to the Promissory Note and/or Earn-Out to one or more of its employees or members and/or to a charitable foundation established by Seller upon notice to Buyer. Such assignment shall not affect Buyer's rights of set-off. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other Person will have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

      Section 11.2. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. , Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

      If to Seller,
      addressed to:           2340 Heinz Road Iowa City, Iowa 52240
                              Attention: K. Jesse Singerman
                              President and Chief Executive Officer

      With a copy to:         Mitchell H. Cox, Esq.
                              Moss & Barnett
                              4800 Wells Fargo Center
                              90 South Seventh Street
                              Minneapolis, Minnesota 55402-4129

      If to Buyer,
      addressed to:           260 Lake Road
                              Dayville, Connecticut 06241-0999
                              Attention: Steven H. Townsend,
                              President

      With a copy to:         E. Colby Cameron, Esq.
                              Cameron & Mittleman, LLP
                              56 Exchange Terrace
                              Providence, RI 02903

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

      Section 11.3. Choice of Law. This Agreement will be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Iowa (without reference to the choice of law provisions of Iowa law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers will govern. The parties agree that the courts of the State of Iowa, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement. The parties hereby acknowledge that service of process by certified mail, return receipt requested, shall be deemed to be proper services of process.

      Section 11.4. Entire Agreement; Amendments and Waivers. This Agreement and the other agreements to be entered into by the parties in accordance with this Agreement, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. No amendment, supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

      Section 11.5. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party will be effective as an original.

      Section 11.6. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, will, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

      Section 11.7. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      Section 11.8. Publicity. No party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless
(i) mutually agreed to by the parties, or (ii) required by law, regulation, court order or applicable rules of any stock exchange or of any applicable regulatory authority; provided, however, the Buyer acknowledges and agrees that the Seller may disclose the terms and conditions of this Agreement and make statements regarding the transactions contemplated hereby to its members in connection with the meeting or meetings to be held by the Seller and its members for purposes of obtaining approval of the same.

      Section 11.9. Knowledge; Construction. The phrase "to the Seller's knowledge", or words of comparable import, means facts or circumstances within the actual personal knowledge, without inquiry or investigation, of K. Jesse Singerman, James Mostek, Cathy Hirsch, Sue Futrell, Dave Konrath, Don Tyler, Jerry Herman, Nick Knuth and Steve Lumsden. All references to sections, schedules or exhibits in this Agreement refer to this Agreement's sections, schedules or exhibits, unless otherwise indicated. The headings contained in this Agreement are for reference purposes.

      Section 11.10. Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection herewith.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first above written.

                              SELLER:

                              BLOOMING PRAIRIE
                              COOPERATIVE WAREHOUSE

                              By:  /s/ Jesse Singerman
                                   ---------------------------------

                              Its: President & CEO
                                   ---------------------------------


                              BUYER:

                              UNITED NATURAL FOODS, INC.

                              By:  /s/ Steven Townsend
                                   ---------------------------------

                              Its: President
                                   ---------------------------------

                         List of Exhibits and Schedules:

Exhibit A      -     Deed
Exhibit A-1    -     Description of Real Estate
Exhibit B      -     Allocation of Purchase Price
Exhibit C      -     Excluded Assets
Exhibit D      -     Nontransferable Assets
Exhibit E      -     Opinion of Cameron & Mittleman LLP
Exhibit F      -     Opinion of Moss & Barnett
Exhibit G      -     Assumption Agreement
Exhibit H      -     Promissory Note
Exhibit I      -     Employee Retention Incentives Program
Schedule 2.2   -     Assumed Liabilities
Schedule 4.1   -     Organization and Qualification
Schedule 4.3   -     Assets
Schedule 4.4   -     Leases
Schedule 4.5   -     Contracts and Commitments
Schedule 4.6   -     Permits
Schedule 4.7   -     Conflicts or Violations
Schedule 4.8   -     Financial Statements
Schedule 4.9   -     Certain Changes
Schedule 4.11  -     Litigation
Schedule 4.12  -     Certain Liabilities
Schedule 4.13  -     Compliance with Law
Schedule 4.14  -     Proprietary Rights
Schedule 4.15  -     Employees
Schedule 4.16  -     Employee Benefit Plans
Schedule 4.17  -     Labor Relations
Schedule 4.18  -     Environmental, Health and Safety
Schedule 4.19  -     Tax Matters
Schedule 4.20  -     Insurance
Schedule 4.21        Inventory
Schedule 4.22  -     Governmental and Other Third Party Consents
Schedule 4.23  -     Brokers
Schedule 4.24  -     Affiliate Transactions
Schedule 4.26  -     Certain Indebtedness
Schedule 4.27  -     Customers and supplies
Schedule 4.28  -     Product Returns
Schedule 4.30  -     Bank Accounts and Powers of Attorney
Schedule 4.31        Receivables